PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

April 11, 2012	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Trading Symbol:  CMTV
(traded on the OTCBB)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the first quarter ended March 31, 2012, of $964,849 or $0.19 per share compared to $944,868 or $0.19 per share for the first quarter of 2011.

Total assets at the end of the quarter were $558,806,626 compared to $552,905,517 at year end and $532,838,138 at the end of the quarter a year ago.

In commenting on the Company’s first quarter results, President and CEO Stephen Marsh said that he is pleased not only with the increase in assets, but also with the change in the mix of the assets.  During the quarter, $14.5 million in cash was deployed into higher earning assets which resulted in an increase of $7.0 million in the investment portfolio and an increase of nearly $10.0 million in loans. Marsh said he is encouraged by the level of earnings considering the prolonged low interest rate environment. Although sales of residential mortgage activity have not been as high as last year, loan applications have been steady.  Applications for commercial loans are stronger this year which we hope is a sign that the economy may be starting to strengthen.

As previously announced, the Company has declared a quarterly cash dividend of $0.14 per share payable May 1, 2012 to shareholders of record as of April 15, 2012.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.